Exhibit 99.1

Radius Global Infrastructure Announces New Debt Financings

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Radius Also Reports Results of Warrant Exercise and Redemption

NEW YORK—(BUSINESS WIRE)—Radius Global Infrastructure, Inc. (NASDAQ: RADI) (“Radius” or the “Company”) announced today that on December 21, 2021, AP WIP ArcCo Investments, LLC, a Radius subsidiary, entered into a subscription agreement providing for loans of up to €750 million. The subscription agreement provides for funding consisting of tranches in Euros, Pounds Sterling, and U.S. dollars. The Company expects that AP WIP ArcCo Investments will borrow an initial €225 million of the amount available under the subscription agreement on or about January 13, 2022, resulting in an increase to the Company’s outstanding debt of approximately $254.2 million. The initial tranche of loans are 8-year, interest-only promissory certificates that mature in 2030 and accrue interest at a fixed annual rate of 3.21%.

In addition, on December 17, 2021, AP WIP International Holdings, LLC, a Radius subsidiary, borrowed additional funds under its existing facility agreement, dated October 24, 2017, that provides for loans of up to £1.0 billion consisting of tranches in Euros, Pounds Sterling, Canadian dollars, Australian dollars and U.S. dollars. The new borrowings made under the facility agreement consisted of €97.2 million and £33.7 million and resulted in an increase to the Company’s outstanding debt of approximately $154.0 million. Both tranches are 10-year, interest-only notes that mature in 2031 and accrue interest at a fixed annual rate of 2.84% (Euros) and 3.78% (Pounds Sterling), respectively.

The Company expects to use the proceeds from both of these credit facilities for general working capital purposes, including the making of incremental asset acquisitions.

Finally, on December 17, 2021, the Company completed the previously announced redemption of all its outstanding, unexercised warrants to purchase shares of the Company’s Class A common stock that had been issued under its Amended and Restated Warrant Instrument dated October 2, 2020. Prior to the redemption, 49.2 million warrants were exercised, resulting in the issuance of 16.4 million shares of Class A common stock, generating approximately $188.7 million of gross cash proceeds to the Company. Pursuant to the redemption, the Company redeemed 0.8 million warrants for a redemption price of $0.01 per warrant. After completing the redemption, the Company had 92.2 million shares of Class A common stock issued and outstanding.

About the Company

Radius Global Infrastructure, Inc., through its subsidiary, AP WIP Investments, LLC (“APW”), is a multinational owner of a growing, diversified portfolio of primarily triple net rental streams from wireless operators and tower companies for properties underlying their mission critical digital infrastructure. APW’s proven lease origination engine drives attractive yields on capital invested and maintains a broad pipeline of acquisition opportunities.

For further information see https://www.radiusglobal.com.

Contacts

Investor Relations:

Jason Harbes, CFA

Email: investorrelations@radiusglobal.com

Phone: 1-484-278-2667